Schedule of Sales Commission

TOS/Renewal GDC

 Initial Specified         Up to Target         Excess of
 Amount                      Premium          Target Premium
 $0 - $999,999                 95%                3.50%
 $1,000,000+                   85%                2.50%

CSC GDC

Based on all contract assets, paid quarterly at a rate of .03125%.

Compensation classifications:

TOS = Time of Sale
CSC = Client Service Commission
GDC = Gross Dealer Concession

All GDC goes through the broker/dealer payout.